Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2014

Owens & Minor Reports 1st Quarter 2014 Financial Results

Richmond, Va. — BUSINESS WIRE — April 28, 2014 — Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the first quarter ended March 31, 2014, including the following items:

•	Consolidated quarterly revenue was $2.26 billion

•	Adjusted net income per diluted share was $0.44 for the quarter

•	Operating cash flow for the quarter was $93.2 million

•	Asset management metrics were strong for the quarter, continuing a long-standing trend

For the quarter ended March 31, 2014, the company reported consolidated revenues of $2.26 billion, a slight increase, when compared to the first quarter of 2013. Quarterly net income was $25.5 million, or $0.41 per diluted share. Adjusted net income (non-GAAP), excluding after-tax charges of $2.22 million for acquisition-related and exit and realignment activities, was $27.7 million, or $0.44 per diluted share. Current quarter results included the recovery of $5.3 million, resulting from the settlement of a direct purchaser anti-trust class action lawsuit. This was included in other operating income.

Consolidated operating earnings for the first quarter of 2014 were $46.3 million, a decline of $1.6 million, when compared to the first quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the first quarter of 2014 were $49.5 million, or 2.20% of revenues, a slight decrease when compared to the year before. Quarterly operating earnings benefitted from the $5.3 million recovery described above.

“Our strategic focus remains squarely on developing opportunities for the future and investing in our business to ensure that we capture promising opportunities for growth,” said Craig R. Smith, chairman and chief executive officer of Owens & Minor. “As we expand our business into new areas and new markets, we would expect to experience variances in customer activity and associated expenses from time to time. We continue to believe we are taking the right steps for the near term and the long term to implement our strategic vision to become the leading logistics provider in healthcare.”

Asset Management

The balance of cash and cash equivalents was $182 million at March 31, 2014. For the first quarter of 2014, the company reported cash provided by operating activities of approximately $93 million compared to $155 million for the same period last year, primarily due to changes in

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working capital at the end of the quarter. Asset management metrics for the quarter were strong with consolidated days sales outstanding (DSO) of 20.5 days as of March 31, 2014, compared to DSO of 21.7 days as of March 31, 2013. Consolidated inventory turns were 10.4 for the first quarter of 2014, compared to inventory turns of 10.6 for the same period last year.

Segment Results

Domestic segment revenues for the first quarter of 2014 were $2.15 billion, essentially unchanged, when compared to the prior year’s first quarter revenue. First quarter Domestic segment revenues reflected a continuing trend with growth among larger healthcare provider customer accounts, offset by declines in revenue from smaller healthcare provider customers.

For the first quarter of 2014, Domestic segment operating earnings were $52.7 million, or 2.45% of segment revenues, consistent with operating earnings in the same period of 2013. Domestic segment operating earnings included the previously discussed recovery of $5.3 million in other operating income. Quarterly Domestic segment performance was affected by lower benefits derived from supplier price changes when compared to the first quarter of 2013, as well as lower margin on new and renewed customer contracts. These factors were partially offset by cost benefits realized from ongoing strategic initiatives and improvement in workers’ compensation claims experience.

For the International segment, revenues were $107.5 million for the first quarter of 2014, an increase of nearly $16 million in comparison to the prior year’s first quarter revenues, primarily due to increased fee-for-service business. For the first quarter of 2014, the International segment had an operating loss of $3.2 million, resulting primarily from operations in the United Kingdom, which experienced a reduced level of activity with certain existing customers, as well as higher than anticipated expenses related to on-boarding a significant new customer.

“During the first quarter, we initiated the next step of our longer term international strategy and assigned an experienced Owens & Minor management team to provide operations expertise and identify future expansion and growth opportunities in the European healthcare market,” said Smith. “By putting this structure in place, it will enable us to move more quickly to optimize our existing platform, with particular attention to our U.K. division, and will enhance our ability to evaluate and integrate other opportunities.”

2014 Outlook

The company reiterated the following financial guidance for 2014, which was originally issued at its December 2013 Investor Day:

For 2014, the company is targeting revenue growth of up to 2% and adjusted net income per diluted share of $1.95 to $2.05 for the year, which excludes exit and realignment and acquisition-related costs.

The 2014 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

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Upcoming Investor Events

•	The company will hold its Annual Shareholders Meeting on Thursday, May 1, 2014, at its Home Office in Mechanicsville, Va., at 10:00 a.m. EDT. Event audio and presentations will be archived on www.owens-minor.com following the conclusion of the meeting.

•	Owens & Minor is scheduled to participate in a number of investor conferences in the second quarter of 2014; webcasts of the company’s formal presentations will be posted on the company’s corporate website:

•	Bank of America Merrill Lynch 2014 Healthcare Conference; May 14 — Las Vegas

•	2014 UBS Global Healthcare Conference; May 19 — New York

•	Jefferies 2014 Global Healthcare Conference; June 4 — New York

•	Goldman Sachs 35th Annual Global Healthcare Conference; June 10 — Rancho Palos Verdes, CA

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, April 29, 2014, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #22350165. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor

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provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:

Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

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Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Net revenue	$2,256,380	$2,246,384
Cost of goods sold	1,975,185	1,967,332

Gross margin	281,195	279,052
Selling, general and administrative expenses	225,610	217,721
Acquisition-related and exit and realignment charges	3,262	2,010
Depreciation and amortization	13,864	12,629
Other operating income, net	(7,825)	(1,192)

Operating earnings	46,284	47,884
Interest expense, net	3,246	3,199

Income before income taxes	43,038	44,685
Income tax provision	17,553	18,587

Net income	$25,485	$26,098

Net income per common share:
Basic	$0.41	$0.41
Diluted	$0.41	$0.41

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	March 31, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$182,373	$101,905
Accounts and notes receivable, net	543,214	572,854
Merchandise inventories	768,148	771,663
Other current assets	275,179	279,510

Total current assets	1,768,914	1,725,932
Property and equipment, net	192,245	191,961
Goodwill, net	275,562	275,439
Intangible assets, net	39,437	40,406
Other assets, net	93,042	90,304

Total assets	$2,369,200	$2,324,042

Liabilities and equity
Current liabilities
Accounts payable	$659,550	$643,872
Accrued payroll and related liabilities	21,741	23,296
Deferred income taxes	41,975	41,613
Other current liabilities	302,244	280,398

Total current liabilities	1,025,510	989,179
Long-term debt, excluding current portion	214,826	213,815
Deferred income taxes	42,779	43,727
Other liabilities	52,918	52,278

Total liabilities	1,336,033	1,298,999
Total equity	1,033,167	1,025,043

Total liabilities and equity	$2,369,200	$2,324,042

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three Months Ended March 31,
	2014	2013

Operating activities:
Net income	$25,485	$26,098
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	13,864	12,629
Share-based compensation expense	2,642	1,910
Provision for losses on accounts and notes receivable	54	107
Deferred income tax benefit	(822)	(56)
Changes in operating assets and liabilities:
Accounts and notes receivable	29,828	(34,575)
Merchandise inventories	3,707	21,784
Accounts payable	15,815	98,198
Net change in other assets and liabilities	3,921	28,981
Other, net	(1,292)	(465)

Cash provided by operating activities	93,202	154,611

Investing activities:
Additions to property and equipment	(7,299)	(7,513)
Additions to computer software and intangible assets	(6,930)	(7,264)
Proceeds from sale of investment	1,937	—
Proceeds from sale of property and equipment	105	44

Cash used for investing activities	(12,187)	(14,733)

Financing activities:
Change in bank overdraft	20,578	—
Cash dividends paid	(15,785)	(15,199)
Repurchases of common stock	(5,000)	(2,282)
Excess tax benefits related to share-based compensation	346	207
Proceeds from exercise of stock options	937	1,792
Other, net	(1,868)	(1,958)

Cash used for financing activities	(792)	(17,440)

Effect of exchange rate changes on cash and cash equivalents	245	(1,763)

Net increase in cash and cash equivalents	80,468	120,675
Cash and cash equivalents at beginning of period	101,905	97,888

Cash and cash equivalents at end of period	$182,373	$218,563

Owens & Minor, Inc.

Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)

(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013

Consolidated operating results:
Domestic	$2,148,915	$2,213,949	$2,175,663	$2,143,691	$2,154,715
International	107,465	104,575	94,884	92,386	91,669

Net revenue	$2,256,380	$2,318,524	$2,270,547	$2,236,077	$2,246,384

Gross margin	$281,195	$291,263	$273,329	$273,431	$279,052
Gross margin as a percent of revenue	12.46%	12.56%	12.04%	12.23%	12.42%

SG&A expenses	$225,610	$222,043	$211,344	$212,548	$217,721
SG&A expenses as a percent of revenue	10.00%	9.58%	9.31%	9.51%	9.69%

Operating earnings, as reported (GAAP)	$46,284	$50,934	$49,215	$50,050	$47,884
Acquisition-related and exit and realignment charges	3,262	7,049	2,747	638	2,010

Operating earnings, adjusted (Non-GAAP)	$49,546	$57,983	$51,962	$50,688	$49,894
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.20%	2.50%	2.29%	2.27%	2.22%

Net income, as reported (GAAP)	$25,485	$27,942	$27,970	$28,872	$26,098
Acquisition-related and exit and realignment charges, after-tax	2,222	5,024	1,899	412	1,521

Net income, adjusted (Non-GAAP)	$27,707	$32,966	$29,869	$29,284	$27,619

Net income per diluted common share, as reported (GAAP)	$0.41	$0.44	$0.44	$0.46	$0.41
Acquisition-related and exit and realignment charges	0.03	0.08	0.03	—	0.03

Net income per diluted common share, adjusted (Non-GAAP)	$0.44	$0.52	$0.47	$0.46	$0.44

Financing:
Cash and cash equivalents	$182,373	$101,905	$153,789	$207,826	$218,563
Total interest-bearing debt	$217,261	$216,243	$216,850	$216,994	$216,414

Stock information:
Cash dividends per common share	$0.25	$0.24	$0.24	$0.24	$0.24

Stock price at quarter-end	$35.03	$36.56	$34.59	$33.83	$32.56

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the “Company”) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.

Summary Segment Information (unaudited)

(in thousands)

	Three Months Ended March 31,
	2014		2013
	Amount	% of consolidated net revenue	Amount	% of Consolidated net revenue
Net revenue:
Domestic	$2,148,915	95.24%	$2,154,715	95.92%
International	107,465	4.76%	91,669	4.08%

Consolidated net revenue	$2,256,380	100.00%	$2,246,384	100.00%

		% of segment net revenue		% of segment net revenue
Operating earnings (loss):
Domestic	$52,734	2.45%	$52,907	2.46%
International	(3,188)	(2.97)%	(3,013)	(3.29)%
Acquisition-related and exit and realignment charges	(3,262)	N/A	(2,010)	N/A

Consolidated operating earnings	$46,284	2.05%	$47,884	2.13%

Depreciation and amortization:
Domestic	$8,975		$9,082
International	4,889		3,547

Consolidated depreciation and amortization	$13,864		$12,629

Capital expenditures: (1)
Domestic	$10,175		$11,602
International	4,054		3,175

Consolidated capital expenditures	$14,229		$14,777

	March 31, 2014		December 31, 2013
Total assets:
Domestic	$1,712,214		$1,747,572
International	474,613		474,565

Segment assets	2,186,827		2,222,137
Cash and cash equivalents	182,373		101,905

Consolidated total assets	$2,369,200		$2,324,042

(1)	Represents additions to property and equipment and additions to computer software and separately acquired intangible assets.

Owens & Minor, Inc.

Net Income Per Common Share (unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Numerator:
Net income	$25,485	$26,098
Less: income allocated to unvested restricted shares	(188)	(195)

Net income attributable to common shareholders — basic	25,297	25,903

Add: undistributed income attributable to unvested restricted shares — basic	51	58

Less: undistributed income attributable to unvested restricted shares — diluted	(51)	(58)

Net income attributable to common shareholders — diluted	$25,297	$25,903

Denominator:
Weighted average shares outstanding — basic	62,304	62,687
Dilutive shares — stock options	13	58

Weighted average shares outstanding — diluted	62,317	62,745

Net income per share attributable to common shareholders:
Basic	$0.41	$0.41
Diluted	$0.41	$0.41